As filed with the Securities and Exchange Commission on February 6, 2004

                                                Registration No.
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                         CASUAL MALE RETAIL GROUP, INC.
             (Exact name of registrant as specified in its charter)
                               Delaware 04-2623104
      (State or other                                      (I.R.S. Employer
      jurisdiction of                                   Identification Number)
     incorporation or
       organization)

                555 Turnpike Street, Canton, Massachusetts 02021
                                 (781) 828-9300
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                 ---------------

                                Dennis Hernreich
              Executive Vice President, Chief Operating Officer and
                             Chief Financial Officer
                         Casual Male Retail Group, Inc.
                555 Turnpike Street, Canton, Massachusetts 02021
                                 (781) 828-9300
    (Name, address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                -----------------

                                    Copy to:
                              Peter G. Smith, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100
                                ----------------

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

                               ----------------

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
[ ]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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                         CALCULATION OF REGISTRATION FEE


                                                      Proposed
Title of each class                                   Maximum
       of                                Offering     Aggregate       Amount of
 securities to be       Amount to         Price       Offering      Registration
   registered         be Registered      Per Unit     Price(1)          Fee
--------------------------------------------------------------------------------

5% Convertible
Senior Subordinated
Notes Due 2024       $100,000,000.00(2)    100%     $100,000,000(2)   $12,670.00
--------------------------------------------------------------------------------

Common Stock, par
value $0.01 per
share                9,390,000.00(3)      -- (4)        -- (4)          -- (4)
--------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the "Securities Act"), and exclusive of any accrued interest.
(2) Represents the aggregate outstanding principal amount of 5% Convertible Senior Subordinated Notes Due 2024 (the "Notes").
(3) Represents the number of shares of our common stock that are initially issuable upon conversion of the Notes at a rate of approximately 93.90 shares of common stock per $1,000 principal amount of Notes, and an initial conversion price of $10.65 per share of common stock. Pursuant to Rule 416 of the Securities Act, this registration statement also covers such additional shares that may be issued as a result of a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4) Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to shares of common stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

                                ---------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      Preliminary Prospectus, Subject to Completion, dated February 6, 2004


                        $100,000,000 Principal Amount of
                5% Convertible Senior Subordinated Notes Due 2024
                                       and
          Shares of Common Stock Issuable Upon Conversion of the Notes

      We issued $100 million aggregate principal amount of our 5% Convertible Senior Subordinated Notes due 2024 in a private placement in November 2003. This prospectus will be used by the selling securityholders listed on pages 46-52 to resell their notes and the common stock issuable upon conversion of the notes.

      The notes bear interest at the annual rate of 5%, beginning November 18, 2003. We will pay interest on January 1 and July 1 of each year, commencing on July 1, 2004, subject to certain exceptions if the notes are converted, redeemed or repurchased prior to the interest payment date. Interest is computed on the basis of a 360-day year comprising of twelve 30-day months. The notes are convertible at any time prior to maturity into shares of our common stock at a conversion rate of approximately 93.90 shares per $1,000 principal amount of notes, subject to certain adjustments. This is equivalent to a conversion price of $10.65 per share. Our common stock is quoted on the Nasdaq National Market under the symbol "CMRG." The last reported sale price of our common stock on February 3, 2004 was $6.66 per share.

      On or after January 6, 2007, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. You may require us to purchase all or a portion of your notes on January 1, 2009, January 1, 2014 or January 1, 2019, in cash, or by delivery of shares of our common stock, at our option, or upon the occurrence of a fundamental change, in cash, as described in this prospectus, in each case at a price equal to 100% of the principal amount of notes being purchased, plus accrued and unpaid interest, and accrued and unpaid additional interest, if any, to, but excluding, the date of purchase.

      The notes are unsecured obligations and are subordinated in right of payment to all existing and future designated senior debt. The notes are not subordinated to our 12% senior subordinated notes due 2010 or our 5% subordinated notes due 2007. The notes are effectively subordinated to existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

      Investing in our securities involves risks that are described in the "Risk Factors" section beginning on page 8 of this prospectus.

      We will not receive any cash proceeds from the sale of the notes or the shares of common stock offered under this prospectus. We are responsible for the payment of certain expenses incident to the registration of the securities.

      Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    The date of this prospectus is   , 2004.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       Important Notice about the Information Presented in this Prospectus

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled "Where You Can Find More Information." We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................1
RATIO OF EARNINGS TO FIXED CHARGES...........................................6
FORWARD LOOKING INFORMATION..................................................7
RISK FACTORS.................................................................8
USE OF PROCEEDS.............................................................16
DESCRIPTION OF NOTES........................................................17
DESCRIPTION OF CAPITAL STOCK................................................36
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS............................39
SELLING SECURITYHOLDERS.....................................................46
PLAN OF DISTRIBUTION........................................................53
LEGAL MATTERS...............................................................55
EXPERTS.....................................................................55
WHERE YOU CAN FIND MORE INFORMATION.........................................56

                               PROSPECTUS SUMMARY

      The following summary may not contain all the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading "Risk Factors", as well as the information to which we refer you and the information incorporated by reference, before making an investment decision.

      When used in this prospectus, the terms "Casual Male," "we," "our" and "us" refer to Casual Male Retail Group, Inc. and our consolidated subsidiaries, unless otherwise specified. References in this prospectus to years are to our 52-week or 53-week fiscal year, which ends on the Saturday nearest to January
31. For example, references to "fiscal 2003" mean our fiscal year ended February 1, 2003.

Our Business

      We are the largest specialty retailer of big and tall men's apparel in the United States. We operate 481 Casual Male Big & Tall stores, the Casual Male catalog business, two e-commerce websites, 58 Levi's(R)/Dockers(R) Outlet by Designs outlet stores and 21 Ecko Unltd.(R) outlet and retail stores, all of which are located throughout the United States and Puerto Rico.

Background

      Prior to May 2002, our business primarily consisted of owning and operating Levis(R)/Dockers(R) and Candies(R) branded apparel mall and outlet stores. With limited opportunity to expand our mature Levis(R)/Dockers(R) business, we acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries at a bankruptcy court-ordered auction in May 2002. At the time of the acquisition, Casual Male Corp. was the largest retailer in the United States of men's clothing in the "big and tall" market. In April 2002, we entered into a joint venture with Ecko Complex, LLC, a leading design-driven lifestyle brand targeting young men and women, to open and operate Ecko Unltd.(R) branded outlet stores.

      Following our acquisition of Casual Male, we re-evaluated our strategic initiatives. In light of the significant opportunity to grow the Casual Male business and the continued significant deterioration in our Levi's(R)/Dockers(R) business, we announced that we would downsize and eventually exit the Levi's(R)/Dockers(R) business. We also announced that we would exit the Candies(R) outlet business, and we completed such exit by the end of fiscal 2003. These decisions enabled management to focus our resources and energies primarily on growing our Casual Male business and, to a lesser extent, expanding the operations of our Ecko joint venture.

      Since the Casual Male acquisition, we have operated in two segments: our "Casual Male business" and our "Other Branded Apparel businesses."

Casual Male Business

      Our Casual Male business is a multi-channel retailer that offers our customers multiple ways to purchase men's big and tall apparel. The business consists of:

      o 415 Casual Male Big & Tall full-price retail stores, located primarily in strip centers, power centers and stand-alone locations;

      o 66 Casual Male Big & tall outlet stores, located in outlet shopping centers;

      o the "Casual Male Big & Tall" catalog, for which we issued 17 editions in fiscal 2004; and

      o our e-commerce business, which includes the www.casualmale.com and www.reppbigandtall.com websites and a Casual Male Big & Tall apparel shop on the Amazon.com website.

      Since our acquisition of the Casual Male business in May 2002, in order to revitalize the Casual Male brand and increase our share of the $5.3 billion big and tall apparel men's market, we have implemented several merchandising strategies, including:

      o changing our store format to merchandise our stores by lifestyle, such as traditional, active and contemporary;

      o targeting the fast-growing "under 30" big and tall customer segment;

      o announcing an exclusive marketing agreement with George Foreman, as well as launching an exclusive line of clothing with the George Foreman brand, commencing in Spring 2004;

      o launching a custom fit program, by which customers can purchase certain styles of clothing that are custom made to specific fit requirements;

      o broadening our merchandise offerings by introducing selected branded products, including professional sports apparel; and

      o introducing new systems infrastructure to improve inventory management, maintain in-stock positions in critical sizes for all stores and tailor lifestyle merchandise assortments to the demographic characteristics of each store.


Other Branded Apparel Businesses

      Ecko Unltd.(R)

      We have entered into a joint venture with Ecko Complex, LLC, under which we own and manage retail outlet stores bearing the name Ecko Unltd.(R) and featuring Ecko(R) branded merchandise. We believe that our Ecko Unltd(R). outlet stores represent an opportunity in the outlet marketplace for the underdeveloped young men's and junior market because Ecko(R) is believed to be a cross-over youth brand appealing to both urban and suburban youth with a core customer between the ages of 14 to 24. The average Ecko outlet store is approximately 3,500 sq. ft. and generates an average of $350 in sales per gross square foot annually. We currently operate 21 Ecko Unltd(R) outlet stores and one Ecko Unltd.(R) retail store and we believe we have an opportunity to open a total of 75 stores. We intend to open 11 net new Ecko stores in fiscal 2005.

      Levi's(R)/Dockers(R) Outlets

      We currently operate 58 Levi's(R)/Dockers(R) outlet stores, 3 of which we are in the process of closing. We plan to close the remaining stores in the next 24 months. We expect that our remaining 55 Levi's(R)/Dockers(R) stores will either be closed on or before the end of their respective lease terms.

Corporate Information

      We were originally incorporated in Delaware as Designs, Inc. in 1976. We changed our name to Casual Male Retail Group, Inc. shortly following our acquisition of substantially all of the assets of Casual Male Corp and certain of its subsidiaries in May 2002. The address of our principal corporate and executive office is at 555 Turnpike Street, Canton, Massachusetts 02021. Our telephone number at our headquarters is

(781) 828-9300. Our website is located at http://www.casualmale.com. The information contained on our website is not part of this prospectus.

                                  The Offering

Securities offered...........  $100,000,000 aggregate principal amount of 5%
                               Convertible Senior Subordinated Notes due January 1, 2024.

Offering price...............  100% of the principal amount of the notes plus accrued interest, if any.

Interest.....................  The notes bear interest at an annual rate of 5%.
                               Interest is payable on January 1 and July 1 of each year, beginning July 1, 2004.

Maturity date................  January 1, 2024.

Conversion...................  The notes are convertible at the option of the holder into shares of our common stock at any time prior to maturity, unless the notes are earlier redeemed, purchased or repurchased. The notes are convertible at a conversion rate of approximately 93.90 shares per $1,000 principal amount of notes, subject to certain adjustments. This is equivalent to a conversion price of $10.65 per share. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to the close of business on the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. See "Description of Notes--Conversion."

Ranking......................  The notes are general unsecured obligations. The notes are subordinated in right of payment to all existing and future "designated senior debt," as defined in "Description of Notes -- Ranking." The notes are not subordinated to our 12% senior subordinated notes due 2010 or our 5% subordinated notes due 2007. The notes are effectively subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. As of November 1, 2003 we had approximately $55.0 million of outstanding designated senior debt for purposes of the indenture and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $137 million (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with
                               GAAP). See "Description of Material Indebtedness" and "Description of Notes--Ranking."

Limitation on incurring        The indenture for the notes will restrict our
  subordinated indebtedness    ability to incur additional indebtedness that is
  senior to the notes........  senior to the notes and subordinate in right of payment to our designated senior debt.

Optional redemption..........  On or after January 6, 2007, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and any additional interest, to, but excluding, the redemption date. See "Description of Notes--Optional Redemption by Casual Male."

Sinking fund.................  None.

Purchase of the notes at       You may require us to repurchase all or a portion
  option of the holder on a    of your notes in cash or by delivery of shares of
  specified date.............  our common stock, at our option, on January 1,
                               2009, January 1, 2014 or January 1, 2019, at a purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest and any additional interest, to, but excluding, the purchase date. See
                               "Description of Notes--Purchase at Option of the Holder."

Repurchase at option of        Upon a "fundamental change," as defined in
  holders upon a fundamental   "Description of Notes-- Repurchase at Option of
  change.....................  Holders Upon a Fundamental Change," you may
                               require us to
                               repurchase your notes at 100% of the principal amount of the notes, plus accrued and unpaid interest and any additional interest, to, but excluding, the repurchase date. See "Description of Notes--Repurchase at Option of Holders Upon a Fundamental Change."

Use of proceeds..............  We will not receive any cash proceeds from the sale of the notes or the shares of common stock offered under this prospectus. See "Use of Proceeds."

Events of default............  The following are events of default under the indenture governing the notes:

                               o we fail to pay the principal of or premium, if any, on any note when due;

                               o we fail to pay any interest, including any additional interest, on any note when due and that default continues for 30 days;

                               o   we fail to provide timely notice of a
                               fundamental change;

                               o we fail to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

                               o any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our subsidiaries, in an aggregate principal amount in excess of $5 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

                               o certain events of bankruptcy, insolvency or reorganization involving us or any of our subsidiaries.

                               See "Description of Notes--Events of Default."


The PORTALsm Market; Listing   The notes are eligible for The PORTALsm Market of
  of common stock............  the National Association of Securities Dealers,
                               Inc. Our common stock is quoted on the Nasdaq
                               National Market under the symbol "CMRG."

Registration rights..........  We entered into a registration rights agreement with Thomas Weisel Partners LLC (the "Initial Purchaser") pursuant to which we agreed to file a shelf registration statement with the SEC with respect to the notes and the common stock issuable upon conversion of the notes within 90 days after the notes are issued and to use our reasonable efforts to cause such registration statement to be declared effective within 180 days after the notes are issued. If we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the notes and the common stock issuable upon conversion of the notes. See "Description of Notes--Registration Rights."

Governing law................  The indenture, the notes and the registration rights agreement are governed by the laws of the State of New York.

                       Ratio of Earnings to Fixed Charges

      The following table sets forth the ratio of earnings to fixed charges for the nine months ended November 2, 2002 and November 1, 2003 and for each of the preceding five fiscal years. In calculating these ratios, earnings include pre-tax income from continuing operations before adjustment for minority interest in consolidated subsidiaries plus fixed charges and exclude equity in net income of our affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.


-------------------------------------------------------------------------------

                                                                   Nine months ended
                                                                   -----------------
                        1999    2000    2001   2002  2003  November 2, 2002  November 1, 2003
                        ----    ----    ----   ----  ----  ----------------  ----------------
                                                                       (unaudited)
Ratio of earnings to      --      --    1.46    --    --              --                  --
  fixed charges(1)...

-----------

(1) In fiscal years 1999, 2000, 2002 and 2003, and in the nine months ended November 2, 2002 and November 1, 2003, earnings were not sufficient to cover fixed charges by approximately $29.9 million, $10.9 million, $1.5 million, $22.7 million, $10.3 million and $2.6 million, respectively.

                           FORWARD LOOKING INFORMATION

      Some of the statements in this prospectus and in documents incorporated by reference constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry's actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "believe," "expect," "plan," "anticipate," "intend," "estimate," "predict," "potential" and other expressions which indicate future events and trends. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

      The following factors, among others, could cause our or our industry's future results to differ materially from historical results or those anticipated:

      o  overall economic and business conditions;

      o competitive factors in the industries in which we conduct our business;

      o  changes in governmental regulation;

      o  the demand for our goods and services;

      o the fact that our customers may cancel orders they have placed with us, in whole or in part, without advance notice;

      o changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations;

      o changes in generally accepted accounting principles or interpretations of those principles by governmental agencies and self-regulatory groups;

      o  developments in and results of litigation;

      o interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions;

      o economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

      o  changes in the cost of raw materials used in our business;

      o the timing, impact and other uncertainties of acquisitions that we may consider or consummate; and

      o our ability to achieve anticipated synergies and other cost savings in connection with such acquisitions.

      These factors and the risk factors described in this document are all of the important factors of which we are aware that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

                                  Risk Factors

      You should carefully consider the following information with the other information contained or incorporated by reference in this prospectus.

Risks Related to Our Company and Our Industry

Our ability to continue to expand our Casual Male stores may be limited.

      A large part of our growth has resulted from the addition of new Casual Male stores and the increased sales volume and profitability provided by these stores. We will continue to depend on adding new stores to increase our sales volume and profitability. We believe that our ability to increase the number of Casual Male stores in the United States substantially in excess of the number of our current stores will be limited due to capital constraints, market conditions and other factors. When we enter new markets, we must:

      o obtain suitable store locations in light of the local real estate market conditions;

      o     hire and train personnel;

      o     establish distribution methods; and

      o advertise our brand names and our distinguishing characteristics to consumers who may not be familiar with us.

      As a result of these and other factors, opening new stores is often costly and entails significant risk. We cannot assure you that we will be able to open and operate new stores on a timely and profitable basis. The costs associated with opening new stores may negatively affect our results of operations.

We may be unable to successfully predict fashion trends and customer preferences.

      Customer tastes and fashion trends are volatile and tend to change rapidly. Our success depends in large part upon our ability to effectively predict and respond to changing fashion tastes and consumer demands and to translate market trends to appropriate saleable product offerings. If we are unable to successfully predict or respond to changing styles or trends and misjudge the market for products or any new product lines, our sales will be lower and we may be faced with a substantial amount of unsold inventory or missed opportunities. In response, we may be forced to rely on additional markdowns or promotional sales to dispose of excess, slow-moving inventory, which would decrease our revenues and margins. In addition, the failure to satisfy consumer demand could have serious longer-term consequences, such as an adverse impact on our brand value and the loss of market share to our competitors.

Our business is highly competitive, and competitive factors may reduce our revenues and profit margins.

      The United States men's big and tall apparel market is highly competitive with many national and regional department stores, specialty apparel retailers and discount stores offering a broad range of apparel products similar to the products that we sell. Besides retail competitors, we consider any manufacturer of big and tall merchandise operating in outlet malls throughout the United States to be a competitor. It is also possible that another competitor, either a mass merchant or a men's specialty store or specialty apparel catalog, could gain market share in men's big and tall apparel due to more favorable pricing, locations, brand and fashion assortment and size availability. The presence in the marketplace of various fashion trends and the limited availability of shelf space also can affect competition. We may not be able to compete successfully with our competitors in the future and could lose brand recognition and market share. A significant loss of market share would adversely affect our revenues and results of operations.

Our sales will decline if we do not successfully advertise and market our products.

      Our business is directly affected by the success or failure of our advertising and promotional efforts and those of our vendors. Future advertising efforts by us, our vendors or our other licensors may be costly and may not result in increased sales. If we were to undertake a major advertising campaign without success, then our failure to realize any revenues from our advertising and promotional expenditures, together with the possible adverse impact on our brand value and loss of market share, would have a negative impact upon our revenues. In either case, increased costs and decreased margins, accompanied by static or decreased revenues, would cause a decline in our results of operations.

Our success significantly depends on our key personnel and our ability to attract and retain additional personnel.

      Our future success is dependent on the personal efforts, performance and abilities of our key management. For example, the loss of the services of David Levin, our President and Chief Executive Officer, or Dennis Hernreich, our Chief Operating Officer and Chief Financial Officer, each of whom is an integral part of our daily operations and are primary decision makers in all our important operating matters, could significantly impact our business until adequate replacements can be identified and put in place. The loss of any of our senior management may result in:

      o     a loss of organizational focus,

      o     poor operating execution;

      o     an  inability  to  identify   and  execute   potential   strategic
            initiatives such as joint venture and licensing opportunities;

      o     an impairment in our ability to identify new store locations; and

      o     an inability to consummate possible acquisitions.

      These adverse results could, among other things, reduce potential revenues, prevent us from diversifying our product lines and geographic concentrations, and expose us to downturns in our markets. The loss of those individuals as well as our chairman, Seymour Holtzman, who also has many years of experience in the capital markets, could negatively impact our ability to obtain additional debt or equity financing for our operations or to refinance existing indebtedness, or the terms that might be negotiated for such financing or refinancing. Those circumstances in turn could ultimately result in a significant decline in profitability and decline in our financial condition. The competition is intense for the type of highly skilled individuals with relevant industry experience that we require and we may not be able to attract and retain new employees of the caliber needed to achieve our objectives.

We need to timely complete the implementation of our information systems and control procedures.

      We depend heavily upon technology and information systems to control inventory, sales, markdowns, merchandise on hand and other critical information. Any significant deficiencies in our management information systems resulting in less than optimal systems performance could have a negative impact upon our business. For example, since the information systems provide vital information with respect to specific merchandise sales at the SKU level, replenishment requirements to maintain optimum inventory levels, and sell through data from which markdown requirements are identified to most productively sell through poor selling SKUs, if that information is not consistently provided on a timely and accurate basis our sales could be severely impacted, or our gross margins could be adversely affected.

      We periodically review, improve and, under certain circumstances, replace our technology and management information systems to provide enhanced support to all operating areas. If such upgrades and enhancements are not successfully implemented, then the current systems may not be able to continue to support adequately our management information requirements. Currently, we are undergoing a significant effort to replace our existing antiquated legacy systems, as part of the process of integrating the historical Designs, Inc. and Casual Male operations. It is critically important to the successful operation of our business that the implementation of our systems integration process, which entails the replacement, enhancement, or upgrade of all Casual Male's vital former information systems, be completed within budget and timely without disruption to our daily operations. We anticipate that the implementation will require approximately 12 months to complete at a remaining cost of $1.8 million. If we are unable to complete these projects within budget and on time, our operating results will suffer.

The loss of, or disruption in, our centralized distribution center could negatively impact our business and operations.

      All merchandise for our Casual Male stores is received into our centralized distribution center in Canton, Massachusetts, where the inventory is then processed, sorted and shipped to our stores. We depend in large part on the orderly operation of this receiving and distribution process, which depends, in turn, on adherence to shipping schedules and effective management of the distribution center. Although we believe that our receiving and distribution process is efficient and well positioned to support our expansion plans, we cannot assure you that events beyond our control, such as disruptions in operations due to fire or other catastrophic events, employee matters or shipping problems, would not result in delays in the delivery of merchandise to our stores.

      Although we maintain business interruption and property insurance, we cannot assure you that our insurance will be sufficient, or that insurance proceeds will be timely paid to us, in the event our distribution center is shut down for any reason or if we incur higher costs and longer lead times in connection with a distribution at our distribution center.

We are dependent on third parties for the manufacture of the products we sell.

      We do not own or operate any manufacturing facilities and are therefore entirely dependent on third parties for the manufacture of the products we sell. Without adequate supplies of merchandise to sell to our customers in the merchandise styles and fashions demanded by our particular customer base, sales would decrease materially and our business would suffer. Furthermore, approximately 75% of our merchandise consists of private label items made specifically for Casual Male and our customers. In the event that manufacturers are unable or unwilling to ship products to us in a timely manner or continue to manufacture products for us, we would have to rely on other current manufacturing sources or identify and qualify new manufacturers. We might not be able to identify or qualify such manufacturers for existing or new products in a timely manner and such manufacturers might not allocate sufficient capacity to us in order to meet our requirements. The consequences of not securing adequate and timely supplies of private label merchandise would negatively impact proper inventory levels, sales and gross margin rates, and ultimately our results of operations.

      In addition, even if our current manufacturers continue to manufacture our products, they may not maintain adequate controls with respect to product specifications and quality and may not continue to produce products that are consistent with our standards. If we are forced to rely on products of inferior quality, then our brand recognition and customer satisfaction would be likely to suffer. These manufacturers may also increase the cost to us of the products we purchase from them. If our suppliers increase our costs, our margins may be adversely affected.

      Should we experience significant unanticipated demand, we will be required to significantly expand our access to manufacturing, both from current and new manufacturing sources. If such additional manufacturing capacity is not available on terms as favorable as those obtained from current sources, then our revenues or margins, or both, will suffer.

      In addition, a significant portion of our merchandise is directly imported from other countries, and U.S. domestic suppliers who source their goods from other countries supply most of our remaining merchandise. If imported goods become difficult or impossible to bring into the United States, due to tariffs, embargoes or other reasons and if we cannot obtain such merchandise from other sources at similar costs, then our sales, gross margins and profit margins would significantly decline. Furthermore, in the event that commercial transportation is curtailed or substantially delayed, we may not be able to maintain adequate inventory levels of important merchandise levels on a consistent basis, which would negatively impact our sales and potentially erode the confidence of our customer base, leading to further loss of sales and an adverse impact on our results of operations.

      In extreme circumstances, it may be necessary to close less productive stores so as to consolidate important merchandise categories into our most productive stores, which would severely impact our results of operations and cash flow.

Exiting our Levi's(R)/Dockers(R) business may subject us to significant costs and divert resources.

      In light of the continued significant deterioration in our Levi's(R)/Dockers(R) operations, we announced that we would downsize and eventually exit this business. In connection with this restructuring, we have incurred and will need to continue to incur significant exit costs associated with the termination of leases, liquidation of inventory and various employee matters. In addition, the restructuring of this business may divert managerial and other resources from our core businesses and may subject us to litigation. We have recorded restructuring charges totaling $41.3 million to date in connection with the restructuring of our Levi's(R)/Dockers(R) business, and expect to record additional restructuring charges as we complete this initiative. These charges have reduced and will continue to reduce our net income, and if future charges exceed our expectations, our stock price may be adversely affected.

Our results of operations will be adversely affected if our George Foreman line of apparel is unsuccessful.

      We have entered into an exclusive endorsement and licensing arrangement for a men's apparel line with George Foreman, the well-known boxing personality. Under the terms of this arrangement, we are obligated to make significant payments to Mr. Foreman regardless of the success of the product line, and we intend to incur significant marketing costs in connection with the promotion of this product line. As a result of these expenditures, if sales from this product line do not meet our expectations our results of operations will be adversely affected. Furthermore, we are subject to risks associated with having our brand identified with a celebrity personality. If our customers do not care for Mr. Foreman, or if this product line is not successful, our brand value will suffer.

The loss of any of our key trademarks or licenses could adversely affect demand for our products.

      We own and use a number of trademarks and operate under several trademark license agreements. We believe that these trademarks have significant value and are instrumental in our ability to create and sustain demand for and to market our products. We cannot assure you that these trademarks and licensing agreements will remain in effect and enforceable or that any license agreements, upon expiration can be renewed on acceptable terms or at all. In addition, any future disputes concerning these trademarks and licenses may cause us to incur significant litigation costs or force us to suspend use of the disputed trademarks.

Our business is seasonal and is affected by general economic conditions.

      Like most other retail businesses, our business is seasonal. Historically, over 30% of our net sales have been made and approximately 70% of our operating income has been generated during November, December and January. Like other retail businesses, our operations may be negatively affected by local, regional or national economic conditions, such as levels of disposable consumer income, consumer debt, interest rates and consumer confidence. Any economic downturn might cause consumers to reduce their spending, which could negatively affect our sales. A sustained economic downturn would likely have an adverse affect on our results of operations.

Acts of terrorism could negatively impact our operating results and financial condition.

      The continued threat of terrorism and heightened security measures in response to an act of terrorism may disrupt commerce and undermine consumer confidence which could negatively impact our sales by causing consumer spending to decline. Furthermore, an act of terrorism or war, or the threat thereof, could negatively impact our business by interfering with our ability to obtain merchandise from vendors or substitute suppliers at similar costs in a timely manner.

Our cost savings and expense reductions resulting from the acquisition of Casual Male may be less than anticipated.

      We anticipate significant, continued cost savings following our May 2002 acquisition of substantially all the assets of Casual Male, primarily through headcount reductions, renegotiations of contractual arrangements for supplies and services associated with the operation for more favorable pricing terms, elimination of inefficient and costly business processes and costs by streamlining our management information systems and economies of scale in purchasing. It is possible that some of the contemplated reductions could fail to take place on the scale proposed due to unforeseen or underestimated needs for the employees in question. It is also possible that the cost savings associated with achieving purchasing economies fail to materialize due to unsuccessful negotiations with key vendors. There is also a cost to realizing the potential savings and these costs could potentially be higher than originally contemplated in management's projections. In such an instance, the amount of the cost savings would be offset by the higher costs of realizing the savings, thereby reducing the overall benefit of the acquisition of Casual Male and reducing our expected profitability. If there are substantial failures to achieve these cost savings, cash flow and the servicing of debt related to that acquisition could also be reduced.

We face greater  challenges in managing several brands in multiple channels of distribution.

      Several retailers have had problems executing a corporate strategy aimed at operating multiple brands in multiple channels. We have expertise in the outlet channel of distribution, but our acquisition of Casual Male caused us to conduct operations in the specialty store and internet channels of distribution. We are now also responsible for all aspects of brand management with respect to the Casual Male brand, including advertising and promotion, and the servicing and merchandising of private label merchandise, which currently represent approximately 75% of Casual Male's merchandise inventory. Under our current operating model, this function is mostly the responsibility of the branded manufacturer. If the managing of multiple brands within multiple channels is poorly executed, we will not achieve our expected level of profitability, and could ultimately be compelled to eliminate the multiple brand strategy so that the organization may focus on a single brand strategy.

A reduction in the size of our target market and shifts in customer purchasing habits will adversely affect our sales.

      As more and more food retailers begin to compete on the basis of providing more healthy menus, and American popular culture becomes more health conscious, the size of our target demographic could decrease, resulting in lower sales. In addition, recent statistics have shown that the overall levels of the men's apparel sales have been decreasing, in part due to a lesser percentage of men's apparel being bought by women. If this trend continues and we are unable to adjust our business model to reflect the trend, our results of operations and cash flow will be impacted.

Risks Related to Our Corporate Structure and Stock

Our stock price has been and may continue to be extremely volatile due to many factors.

      The market price of our common stock has fluctuated in the past and may increase or decrease rapidly in the future depending on news announcements and changes in general market conditions. Between January 31, 2003 and February 3, 2004, the closing price of our common stock ranged from a low of $1.95 per share to a high of $9.44 per share. The following factors, among others, may cause significant fluctuations in our stock price:

      o news announcements regarding quarterly or annual results of operations;

      o     monthly comparable store sales;

      o     acquisitions;

      o     competitive developments;

      o     litigation affecting us; or

      o     market  views  as  to  the   prospects  of  the  retail   industry
            generally.

Rights of our stockholders may be negatively affected if we issue any of the shares of preferred stock which our Board of Directors has authorized for issuance.

      We have available for issuance 1,000,000 shares of preferred stock, par value $.01 per share. Our board of directors is authorized to issue any or all of this preferred stock, in one or more series, without any further action on the part of shareholders. The rights of our shareholders may be negatively affected if we issue a series of preferred stock in the future that has preference over our common stock with respect to the payment of dividends or distribution upon our liquidation, dissolution or winding up.

State laws and our certificate of incorporation may inhibit potential acquisition bids that could be beneficial to our stockholders.

      We are subject to certain provisions of Delaware law, which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in certain business combinations with any interested stockholder for a period of three years unless specific conditions are met. In addition, certain provisions of Delaware law could have the effect of delaying, deferring or preventing a change in control of us, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

Conversion of the notes could result in dilution to holders of our common stock.

      If the holders of the notes convert such notes, we would be required to issue to such holders approximately 9.39 million additional shares of common stock, which would result in dilution to holders of our common stock. Additionally, the impact of the 9.39 million additional shares of common stock would not have an impact to historical earnings per share of the Company because the conversion of such shares would have been antidilutive.

Risks Related to the Notes

Substantial leverage and debt service obligations may adversely affect our cash flow.

      At November 1, 2003 we had approximately $129.7 million of long-term indebtedness. In connection with our sale of the notes to the Initial Purchaser now being offered by the selling securityholders under this prospectus, we incurred an additional $100 million of indebtedness. We used $24.5 million of the proceeds from our note offering to retire our 12% senior subordinated notes due 2007, and we sought and received early redemption of approximately $21.8 million of our 12% senior subordinated notes due 2010. An early redemption premium of $1.4 million was paid on our 12% senior subordinated notes due 2010. We also used $40.3 million of the proceeds of such note offering to reduce outstanding borrowings under our credit facility and used $7.9 million of such proceeds to repurchase 1,000,000 shares of our common stock. We may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We may also obtain additional long-term debt, working capital lines of credit and lease lines and borrow additional amounts under our existing credit facility.

      Our substantial leverage could have significant negative consequences, including:

      o increasing our vulnerability to general adverse economic and industry conditions;

      o     limiting our ability to obtain additional financing;

      o requiring the dedication of a portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

      o limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

      o placing us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

The notes are subordinated, and there are no financial covenants in the indenture.

      The notes are unsecured and subordinated in right of payment to all of our existing and future designated senior debt. Under the terms of our indenture, we may also incur additional designated senior debt from time to time. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, we will not be able to repay the notes until after we have satisfied all of our designated senior debt obligations. As a result, we may not have sufficient assets remaining to pay amounts due on any or all of the outstanding notes.

      The notes also are effectively subordinated to the liabilities, including trade payables, of our subsidiaries. As a result, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subject to the claims of the creditors of the subsidiaries.

      Substantially all of our assets are held, and most of our revenues are generated, by our subsidiaries. Our subsidiaries are not restricted from incurring additional debt or liabilities under the indenture. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of November 1, 2003, we had approximately $55.0 million of outstanding designated senior debt, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $137.0 million (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with accounting principals generally accepted in the United States of America, or GAAP).

We may be unable to repay, repurchase or redeem the notes.

      At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Upon a fundamental change, as defined in the indenture, you may require us to repurchase all or a portion of your notes. In addition, you may require us to purchase notes on January 1, 2009, January 1, 2014 or January 1, 2019. We may not have enough funds or be able to arrange for additional financing to pay the principal at maturity or to repurchase the notes tendered by the holders. We may also opt to purchase the notes with our common stock and you may not receive cash for such purchase. Our credit facility and certain of our debt agreements provide that a fundamental change constitutes an event of default. Future credit agreements or other agreements relating to our indebtedness might contain similar provisions. If the maturity date or a fundamental change occurs at a time when we are prohibited from repaying or repurchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain the necessary consents or refinance the debt, we will be unable to repay or repurchase the notes. Our failure to repay the notes at maturity or repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a fundamental change would constitute an event of default under our senior debt, the subordination provisions of the indenture would possibly limit or prohibit payments to you. The term "fundamental change" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

A market may not develop for the notes.

      Prior to this offering there has been no trading market for the notes. The Initial Purchaser has advised us that it currently intends to make a market in the notes. The Initial Purchaser is not, however, obligated to make a market and may discontinue this market-making activity at any time without notice. In addition, market-making activity by the Initial Purchaser will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

The price at which our common stock may be purchased on the Nasdaq National Market is currently lower than the conversion price of the notes and may remain lower in the future.

      Prior to electing to convert notes, the note holder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock trades on the Nasdaq National Market under the symbol "CMRG." On February 3, 2004, the last reported sale price of our common stock was $6.66 per share. The initial conversion price of the notes is $10.65 per share. The market prices of our securities are subject to significant fluctuations. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and the notes.

The notes may not be rated or may receive a lower rating than anticipated.

      We believe that it is unlikely that the notes will be rated. If, however, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.

                                 USE OF PROCEEDS

      We will not receive any cash proceeds from the sale of the notes or the shares of common stock offered by this prospectus.

                              DESCRIPTION OF NOTES

      The notes were issued under an indenture dated as of November 18, 2003, between us and U.S. Bank National Association, as trustee. Copies of the indenture and the registration rights agreement entered into with the Initial Purchaser of the notes are filed as exhibits to the Company's Quarterly Report on Form 10-Q filed with the SEC on December 9, 2003 for the quarterly period ended November 1, 2003 and may be obtained in the manner indicated under "Where You Can Find More Information." The following is a summary of certain provisions of the indenture and the registration rights agreement and does not purport to be complete. Reference should be made to all provisions of the indenture and the registration rights agreement, including the definitions of certain terms contained therein. As used in this section, the terms "CMRG," the "company," "we," "us" and "our" refer to Casual Male Retail Group, Inc., but not any of our subsidiaries, unless the context requires otherwise.

General

      The notes have been issued in a $100,000,000 aggregate principal amount. The notes will be issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on January 1, 2024, unless earlier converted, redeemed, purchased or repurchased by us upon a fundamental change.

      The notes bear interest at the annual rate of 5%, beginning November 18, 2003. We will pay interest on January 1 and July 1 of each year, commencing on July 1, 2004 , subject to certain exceptions if the notes are converted, redeemed or repurchased prior to the interest payment date. Interest is computed on the basis of a 360-day year comprising of twelve 30-day months.

      You may convert the notes into shares of our common stock initially at the conversion rate stated on the front cover of this prospectus at any time before the close of business on the maturity date, unless the notes have been previously redeemed, purchased or repurchased. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. The conversion rate may be adjusted as described below.

      The notes are general unsecured obligations and are subordinate in right of payment to all existing and future designated senior debt. The notes are not subordinated to our 12% senior subordinated notes due 2010 or our 5% senior subordinated notes due 2007. The notes are effectively subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. The indenture governing the notes will restrict our ability to incur additional indebtedness that is senior to the notes and subordinate in right of payment to our designated senior debt. Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends or issuing or repurchasing our securities.

      On or after January 6, 2007, we may redeem the notes, in whole or in part. You may require us to purchase all or a portion of your notes on January 1, 2009, January 1, 2014 or January 1, 2019 as described below under "--Purchase at Option of the Holder." If we experience a fundamental change, you will have the right to require us to repurchase your notes as described below under "--Repurchase at Option of Holders Upon a Fundamental Change." We will maintain an office in the City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion

      You may convert your notes, at your option, in whole or in part, into shares of our common stock at any time on or prior to the close of business on the maturity date, unless the notes have been previously redeemed, purchased or repurchased. The initial conversion rate is equal to approximately 93.90 shares per $1,000 principal amount of notes. The conversion rate is equivalent to a conversion price of $10.65 per share. The conversion rate will be subject to adjustment, as described below.

      If the notes are called for redemption or are subject to repurchase, your conversion rights on the notes called for redemption or submitted for repurchase will expire at the close of business on the last business day before the redemption date or repurchase date, as the case may be. If, however, we default in the payment of the redemption price or repurchase price, your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or repurchased.

      Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into common stock should contact their brokers or the participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. If you hold certificated notes, you may convert all or part of any note by delivering the note to the office of the trustee in the Borough of Manhattan, the City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

      As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issued upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay cash based on the closing market price of our common stock at the close of business on the last trading date preceding the conversion date.

      Except as described in this paragraph, if you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the next preceding interest payment date to the conversion date. Any note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (except notes, or portions thereof, called for redemption or subject to repurchase) must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note that has been converted after any regular record date but before the next succeeding interest payment date, interest payable on the interest payment date shall be payable on the interest payment date notwithstanding the conversion, and the interest shall be paid to the holder of such note on the regular record date.

      No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion of the notes will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date.

      You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion, but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

      The conversion rate will be subject to adjustment for, among other things:

            (i) the issuance of shares of our common stock as a dividend or distribution on shares of our common stock;

            (ii) the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of our common stock as of the record date for stockholders entitled to receive such rights, options or warrants, provided that the conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to the expiration;

            (iii) subdivisions and combinations of our common stock;

            (iv) distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding: those dividends, rights, options, warrants and distributions referred to in clause (i) or (ii) above; dividends and distributions paid exclusively in cash; and distributions of rights to holders of common stock pursuant to a stockholder rights plan;

            (v) distributions consisting exclusively of cash, excluding any cash portion of distributions referred to immediately above or cash distributed upon a merger or consolidation as discussed below, to all holders of our common stock;

            (vi) the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries.

      We will not be required to make any adjustment to the conversion rate unless the adjustment would require a change of at least 1.0% of the conversion rate. However, we will carry forward and take into account any adjustments that are less than 1.0% of the conversion rate in any subsequent adjustment that would otherwise be required to be made.

      Our subsidiary LP Innovations, Inc. ("LPI") has filed a registration statement on Form S-1 relating to the potential distribution to each of our stockholders of rights to purchase shares of LPI's common stock. Any such distribution would be subject to the conversion rate adjustment provisions of paragraph (iv) above. We do not believe that such a distribution would cause the conversion rate to increase by greater than 1.0%.

      We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

      To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions. In addition to the foregoing adjustments, we may increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with any event treated for United States federal income tax purposes as a dividend of stock or stock rights.

      In the event of:

      o     any reclassification of our common stock,

      o     a consolidation, merger or combination involving us, or

      o a sale or conveyance to another person or entity of all or substantially all of our property and assets,

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted your notes into our common stock immediately prior to any of these events. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

      We may, from time to time, increase the conversion rate for any period of at least 20 days if our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will give holders of the notes at least 15 days notice of any such increase in the conversion rate.

      You may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion price. See "Certain United States Federal Income Tax Considerations--U.S. Holders."

Ranking

      The notes are unsecured obligations and are subordinated in right of payment to all existing and future designated senior debt and, as a result, the payment of the principal of, any premium and interest, including additional interest, if any, on the notes, including amounts payable on any redemption or repurchase, are subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of designated senior debt, of all of our designated senior debt to the extent provided in the indenture. The notes will also be effectively subordinated to the existing and future indebtedness or other liabilities, including trade payables, of our subsidiaries. As of November 1, 2003 we had approximately $55.0 million of outstanding designated senior debt, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $137.0 million (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP).

      "Designated senior debt" means (i) all indebtedness and obligations of Casual Male under its Third Amended and Restated Loan and Security Agreement dated as of May 14, 2002, as amended by the First Amendment thereto dated as of October 16, 2002 and by the Second Amendment thereto dated as of November 3, 2003, by and among us, Fleet Retail Finance, Inc., the lenders identified in the agreement, and Designs Apparel, Inc. and any other agreement between Casual Male and any bank, commercial finance lender or other institutional lender regularly engaged in the business of lending money, providing for unsubordinated revolving credit loans, term loans, receivables financing, factoring arrangements, capital leases or letters of credit including, without limitation, any amendments, supplements, deferrals, renewals, extensions, replacements, refinancings, restructurings, repayments or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefore, whether by or with the same or any bank, commercial finance lender or other institutional lender regularly engaged in the business of lending money, and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith, (ii) all indebtedness and obligations of Casual Male incurred to repurchase notes issued pursuant to this offering pursuant to the exercise by a holder of its repurchase option in the event of a fundamental change or on a purchase date for the notes, and any amendments, supplements, deferrals, renewals, extensions, replacements, refinancings, repayments or refundings thereof, or amendments or modifications or supplements thereto, and (iii) any other indebtedness and obligations of Casual Male in an aggregate amount not to exceed $20 million issued after November 12, 2003 to any person that is not an affiliate of Casual Male or any affiliate of any direct or indirect subsidiary of Casual Male, so long as such indebtedness or obligation explicitly states that it shall be "designated senior debt" for the purposes of the indenture governing the notes.

      We may not make any payment on account of principal, premium or interest, including additional interest, if any, on the notes, or redeem or repurchase the notes, if:

      o we default in our obligations to pay principal, premium, interest or other amounts on our designated senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any applicable grace period that we may have to make these payments; or

      o any other default occurs and is continuing on any designated senior debt, and

            (i) the default permits the holders of the designated senior debt to accelerate its maturity; and

            (ii) the trustee has received a payment blockage notice from us, the holder of such debt or such other person permitted to give such notice under the indenture.

      If payments on the notes have been blocked by a payment default on designated senior debt, payments on the notes may resume when the payment default has been cured or waived or ceases to exist.

      If payments on the notes have been blocked by a nonpayment default on designated senior debt, payments on the notes may resume on the earlier of:

      o the date the nonpayment default is cured or waived or ceases to exist; or

      o     179 days after the payment blockage notice is received.

      No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis of any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the notes by giving a payment blockage notice, no new period of payment blockage can be commenced pursuant to a subsequent payment blockage notice unless and until both of the following are satisfied:

      o 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice; and

      o all scheduled payments of principal, any premium and interest with respect to the notes that have come due have been paid in full in cash.

      In addition, all principal, premium, if any, interest and other amounts due on all designated senior debt must be paid in full in cash before you are entitled to receive any payment otherwise due upon:

      o any acceleration of the principal on the notes as a result of any event of default of the notes; or

      o any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings.

      In the event of insolvency, creditors who are holders of designated senior debt are likely to recover more, ratably, than you because of this subordination. The subordination may result in a reduction or elimination of payments on the notes to you. The subordination will not prevent the occurrence of any event of default under the indenture.

      If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all designated senior debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of designated senior debt to the extent necessary to make payment in full of all senior debt remaining unpaid.

      The notes are "structurally subordinated" to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive assets of any of our subsidiaries upon its liquidation or reorganization, and your right to participate in those assets, are effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

      Except as described in the next section, the indenture does not limit our ability or the ability of our subsidiaries to incur any liabilities including indebtedness. If we incur additional indebtedness, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

      We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments is senior to the claims of the note holders.

Limitation on Incurring Subordinated Indebtedness Senior to the Notes

      The indenture will provide that we shall not, directly or indirectly, incur, or suffer to exist, any indebtedness that by its terms would expressly rank senior in right of payment to the notes and subordinate in right of payment to any of our designated senior indebtedness.

      For purposes of the indenture for the notes, "incur" means, with respect to any indebtedness or other obligation to any person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such indebtedness or other obligation on the balance sheet of such person (and "incurrence," "incurred" and "incurring" shall have meanings correlative to the foregoing). Indebtedness of any person or company that we acquire or any of such person or company's subsidiaries existing at the time such person or company becomes our subsidiary (or is merged into or consolidated with or any subsidiary of us), whether or not such indebtedness was incurred in connection with, as a result of, or in contemplation of, such person or company becoming a subsidiary of us (or being merged into or consolidated with us or any subsidiary), shall be deemed incurred at the time any such person or company becomes a subsidiary or merges into or consolidates with us or any of our subsidiaries.

Optional Redemption by Casual Male

      On or after January 6, 2007, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount plus accrued and unpaid interest and additional interest, if any. If we elect to redeem all or part of the notes, we will give at least 20, but no more than 60, days notice to you. In each case, we will pay interest to, but excluding, the redemption date.

      If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot or, in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

      No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Purchase at Option of the Holder

      You have the right to require us to purchase your notes for cash or by delivery of shares of our common stock, at our option, on January 1, 2009, January 1, 2014 or January 1, 2019. We will be required to purchase any outstanding note for which you deliver a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the purchase date. If a purchase notice is given and withdrawn during that period, we will not be obligated to purchase the notes listed on the notice. Our repurchase obligation will be subject to certain additional conditions.

      The purchase price payable for a note will be equal to 100% of its principal amount plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

      Your right to require us to purchase notes is exercisable by delivering a written purchase notice to the paying agent within 20 business days of the repurchase date. The paying agent initially is the trustee.

      The purchase notice must state:

      o if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your purchase notice must comply with appropriate DTC procedures);

      o the portion of the principal amount of notes to be purchased, which must be in $1,000 multiples; and

      o that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

      You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

      o     the principal amount of the withdrawn notes;

      o if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

      o the principal amount, if any, which remains subject to the purchase notice.

      We must give notice of an upcoming purchase date to all noteholders not less than 20 business days prior to the purchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

      Payment of the purchase price for a note for which a purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, the City of New York, or any other office of the paying agent, at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the date:

      o     the note will cease to be outstanding;

      o     interest will cease to accrue; and

      o     all other rights of the holder will terminate.

      This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent, and all other rights of the noteholder will terminate, other than the right to receive the purchase price upon delivery of the note.

      Our ability to purchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to purchase any outstanding notes on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date. See "Risk Factors--We may be unable to repay, repurchase or redeem the notes."

      We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934.

Repurchase at Option of Holders Upon a Fundamental Change

      If a "fundamental change" as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously converted or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with accrued but unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

      Within 30 calendar days after the occurrence of a fundamental change, we are obligated to give to you notice of the fundamental change and of the repurchase right arising as a result of the fundamental change. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the close of business on the business day prior to the repurchase date written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 30 business days after the date of our notice.

      A fundamental change will be deemed to have occurred, at any time after the notes are originally issued if any of the following occurs:

      o during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Casual Male (together with any new directors whose election to the board of directors, or whose nomination for election by the stockholders of Casual Male, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

      o any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

      o we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than:

            (i) any transaction involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and pursuant to which the holders of more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation in generally the same proportion immediately after such transaction; or

            (ii) any transaction effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock.

      o the common stock into which the notes are convertible ceases to be quoted on the Nasdaq National Market and is not listed on an established national securities exchange or automated over-the-counter trading market in the United States.

      However, a fundamental change shall not be deemed to have occurred if the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of, the fundamental change (in the case of a fundamental change relating to an acquisition of capital stock under the second bullet above) or the period of 10 consecutive trading days ending immediately before the fundamental change relating to a merger, consolidation or asset sale (in the case of a fundamental change relating to a merger, consolidation or asset sale under the third bullet above) shall equal or exceed 105% of the conversion price of the notes in effect on each such trading day.

      For purposes of these provisions:

      o whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

      o "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

      The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

      The definition of fundamental change includes the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established legal definition of the phrase "substantially all." The phrase will likely be interpreted under applicable state law and will depend on particular facts and circumstances. As a result of the uncertainty as to the definition of the phrase "substantially all," we cannot assure you how a court would interpret this phrase if you elect to exercise your rights following the occurrence of a transaction that you believe constitutes a transfer of "substantially all" of our assets. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

      The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

      This fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a result of negotiations between us and the Initial Purchaser.

      Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. Certain of our debt agreements may prohibit our redemption or repurchase of the notes. Moreover, a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our senior debt. As a result, unless we were to obtain a waiver from our other lenders, a repurchase of the notes could be prohibited under the subordination provisions of the indenture until the senior debt is paid in full. If holders elect to have us repurchase notes upon a fundamental change, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a fundamental change, an event of default under the indenture would occur, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our other debt. See "--Subordination."

Mergers and Sales of Assets by Casual Male

      We may not consolidate with or merge into any other entity or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity, and we may not permit any entity to consolidate with or merge into us or convey, transfer, sell or lease such entity's properties and assets substantially as an entirety to us unless:

      o the entity formed by such consolidation or into or with which we are merged, or in the case of a merger pursuant to section 251(g) of the Delaware General Corporation Law, the resulting holding company so long as such holding company, after giving effect to such merger and related transactions, is a corporation and holds substantially all of our properties and assets either directly or in a manner not materially more adverse to the interests of the holders than the manner in which such properties and assets were held by us prior to such merger, or the entity to which our properties and assets are so conveyed, transferred, sold or leased shall be a corporation organized and existing under the laws of the United States, any state within the United States or the District of Columbia and, if we are not the surviving entity, the surviving entity assumes the payment of the principal of, premium, if any, and interest on the notes and the performance of our other covenants under the indenture;

      o immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

      o     other conditions specified in the indenture are met.

      When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default

      If any of the following occurs, it would constitute an event of default under the indenture:

      o failure to pay principal of or premium, if any, on any note when due;

      o failure to pay any interest, including any additional interest, if any, on any note when due, which failure continues for 30 days;

      o     failure to provide timely notice of a fundamental change;

      o failure to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

      o failure to pay any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our subsidiaries, in an aggregate principal amount in excess of $5 million when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

      o     certain  events  of  bankruptcy,   insolvency  or   reorganization
            involving us or any of our subsidiaries.

      Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

      If an event of default, other than an event of default arising from events of insolvency, bankruptcy or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, however, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see "--Meetings, Modification and Waiver" below.

      You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

      o you give the trustee written notice of a continuing event of default;

      o the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

      o the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

      o the trustee shall have failed to institute such proceeding within 60 days of the written request.

      These limitations do not, however, apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest, including additional interest, on your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the indenture.

      We are required to furnish to the trustee annually a statement as to the performance of certain of our obligations under the indenture and as to any default in such performance.

Meetings, Modification and Waiver

      The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

      Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal, premium, if any, or interest) may be waived, either:

      o with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

      o by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66?% in aggregate principal amount of the notes represented at such meeting.

      The quorum at any meeting called to adopt a resolution will consist of persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

      A modification or amendment, however, requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

      o change the stated maturity of the principal of, or interest on, a note;

      o reduce the principal amount of, or any premium or the rate of interest payable on, any note;

      o     reduce  the  amount   payable  upon  a  redemption   or  mandatory
            repurchase upon a fundamental change;

      o reduce the amount of principal payable upon acceleration of the maturity of the note;

      o modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

      o modify our right to redeem the notes in a manner adverse to the holders;

      o     change the place or currency of payment on a note;

      o impair the right to institute suit for the enforcement of any payment on any note;

      o modify our obligation to maintain an office or agency in the City of New York;

      o adversely affect the right to convert the notes other than a modification or amendment required by the terms of the indenture;

      o modify our obligation to deliver information required under Rule 144A of the Securities Act to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

      o reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

      o reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

      o reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Payment

      We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in the City of New York. If you hold registered notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in the City of New York. Payment of any interest on the notes will be made to the entity in whose name the note, or any predecessor note, is registered at the close of business on June 15 or December 15, whether or not a business day, immediately preceding the relevant interest payment date (a "regular record date"). If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date. Payments made to DTC as holder of one or more global notes will be made by wire transfer.

      Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for:

      o any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note; or

      o any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

      We will not be required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

      We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. Until, however, the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan, the City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "-- Notices" below.

      All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes that remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Purchase of Notes by Casual Male

      We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the Initial Purchaser, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation.

Surrender and Cancellation of Notes

      All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

Notices

      Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

      Notice of a redemption of notes will be given not less than 30 or more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

      We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

      We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes or of shares of stock upon conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Registration Rights

      We entered into a registration rights agreement with the Initial Purchaser. The following summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

      In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes (the "registrable securities"), that we will, at our expense:

      o file with the SEC, within 90 days after the date the notes are issued, a shelf registration statement covering resales of the registrable securities;

      o use reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes are originally issued; and

      o use reasonable efforts to keep effective the shelf registration statement until two years after the date the notes are issued or, if earlier, until the notes and the common stock issuable upon conversion of the notes are no longer deemed registrable securities within the meaning of the registration rights agreement.


      We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sales of registrable securities during prescribed periods of time for business reasons, including acquisitions and divestitures of assets, pending corporate developments, public filings with the SEC and similar events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 365-day period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

      We will pay predetermined additional interest if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. The rates at which additional interest will accrue will be as follows:

      o 0.25% of the aggregate principal amount of the notes per annum to and including the 90th day after the registration default; and

      o 0.50% of the aggregate principal amount of the notes per annum from and after the 91st day after the registration default.

      In the event notes that are registrable securities are converted into shares of common stock that are restricted securities, any additional interest will accrue on such shares at the rates described above, applied to the conversion price at that time.

      A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

      o will be required to be named as a selling security holder in the related prospectus;

      o     may be required to deliver a prospectus to purchasers;

      o may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

      o will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

      We will give notice of our intention to file the shelf registration statement, which we refer to as a filing notice, to each of the holders of the notes in the same manner as we would give notice to holders of notes under the indenture. The filing notice will seek, among other things, a determination from each of such holders as to whether such holder elects to have its registrable securities registered for sale pursuant to the shelf registration statement. We will mail the notice and questionnaire to the holders of registrable securities not less than 30 calendar days prior to the time we intend in good faith to have the shelf registration statement declared effective.

      No holder of registrable securities will be entitled:

      o to be named as a selling security holder in the shelf registration statement as of the date the shelf registration statement is declared effective; or

      o to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time,

unless such holder has returned a completed and signed notice in the form attached as Appendix A to this prospectus by the deadline for response set forth in the notice and questionnaire.

      Holders of registrable securities will, however, have at least 28 calendar days from the date on which the notice and questionnaire is first mailed to return a completed and signed notice and questionnaire to us.

      Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire after the questionnaire deadline, we will use our reasonable efforts to file within ten business days any amendments or supplements to the shelf registration statement or supplements to the related prospectus as are necessary to allow holders to be named as selling securityholders in the prospectus contained in it. Notwithstanding any of the foregoing, we will not be required to file more than one post-effective amendment to the shelf registration statement during any 30-day period. We will pay the additional amounts described above to a holder if we fail to make a filing in the time required with respect to such holder or, in the event such filing is a post-effective amendment to the shelf registration statement that is required to be declared effective under the Securities Act, if such post-effective amendment is not declared effective within 45 days to the filing.

      We agreed in the registration rights agreement to use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on the Nasdaq National Market.

      We will pay all registration expenses of the shelf registration, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities. Selling securityholders remain responsible for all selling expenses (i.e., commissions and discounts).

Governing Law

      The indenture, the notes, and the registration rights agreement are governed by and construed in accordance with the laws of the state of New York.

The Trustee

      U.S. Bank National Association has agreed to serve as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. Under the Trust Indenture Act, however, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

      The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. Any such direction may not, however, conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

      If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.


Form, Denomination and Registry

      The notes will be issued:

      o     only in fully registered form;

      o     without interest coupons; and

      o     in denominations of $1,000 and greater multiples.

Global Note, Book-Entry Form

      The notes are evidenced by one or more global notes, which are deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the Initial Purchaser, banks, trust companies, clearing corporations and certain other organizations. Some of the participants or their representatives, together with other entities, own DTC. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (called "indirect participants").

      DTC or its nominee is considered the sole owner and holder of the global notes for all purposes. Except as otherwise provided in this section, as a holder of a beneficial interest in the global notes, you will not be entitled to have notes represented by the global note registered in your name, will not receive physical delivery of certificated securities and will not be considered to be the owner or holder of the global note or any note it represents for any purpose.

      We expected that, pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The Initial Purchaser will designate the accounts to be credited. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security to such persons.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

      We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of additional interest, to Cede & Co. We will make these payments by wire transfer of immediately available funds on each payment date.

      We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

      We will send any redemption notices to Cede & Co. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

      We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global notes as to which such participant or participants has or have given such direction. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

      The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless DTC is unwilling, unable or no longer qualified to continue acting as the depositary for the global note or an event of default with respect to the notes represented by the global notes has occurred and is continuing. In those circumstances, DTC will exchange the global note for certificated notes that it will distribute to its participants.

      DTC has advised us that it is:

      o a limited purpose trust company organized under the laws of the state of New York;

      o     a member of the Federal Reserve System;

      o     a  clearing   corporation   within  the  meaning  of  the  Uniform
            Commercial Code, as amended; and

      o     a  clearing  agency  registered  pursuant  to  the  provisions  of
            Section 17A of the Exchange Act.

      The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note.

Certificated Notes

      Qualified institutional buyers may request that certificated notes be issued in exchange for notes represented by a global note.


                          DESCRIPTION OF CAPITAL STOCK

      We are authorized to issue a total of 76,000,000 shares, consisting of 75,000,000 shares of common stock and 1,000,000 shares of preferred stock. The following is a summary of some of the rights and privileges pertaining to our common stock. For a full description of our common stock and our preferred stock, you should refer to our certificate of incorporation and by-laws.

Our Common Stock

      As of February 3, 2004, there were 35,073,756 shares of our common stock outstanding. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. None of our common stockholders will be entitled to cumulate votes at any election of directors. Subject to preferences that are applicable to any series of our preferred stock that may come into existence in the future, the holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of any other series of our preferred stock that may come into existence in the future. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the holders of our common stock.

Our Preferred Stock

      Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However the effects might include, among other things:

      o     restricted dividends on the common stock;

      o     diluting the voting power of the common stock;

      o     impairing the liquidation rights of the common stock; or

      o delaying or preventing a fundamental change in control of our company without further action by our stockholders.


Warrants

      As of November 1, 2003, there were outstanding warrants to purchase an aggregate of up to 3,383,871 shares of our common stock at a weighted average exercise price of $5.75 per share. These warrants are currently exercisable in full and expire between April 2007 and 2010.

Options

      As of November 1, 2003, there were an aggregate of 2,402,325 shares of our common stock subject to outstanding options at a weighted average exercise price of $4.18 per share under our 1992 Stock Incentive Plan, as amended. In addition, as of November 1, 2003, there were an aggregate of 1,050,000 shares of our common stock issued outside of our 1992 Stock Incentive Plan subject to outstanding options at a weighted average exercise price of $3.04. In addition, 3,677,842 shares were reserved for future issuance upon exercise of options that may be granted under the plan after November 1, 2003.

Registration Rights of Certain Holders

      Holders of warrants to purchase 1,182,400 shares of our common stock issued in connection with our outstanding 12% Senior Subordinated Notes due 2010 are entitled to require us to register the shares issuable upon exercise of such warrants on a Form S-3 registration statement. In addition, from time to time, we have issued and may continue to issue shares of capital stock, warrants, convertible notes or other securities entitled to registration rights. All previously issued securities entitled to such registration rights, other than the shares issuable upon exercise of the warrants to purchase 1,182,400 shares of our common stock described above, have been registered pursuant to a registration statement on Form S-3 in September 2002. Accordingly, all such previously granted registration rights have been satisfied.

Antitakeover  Effects of Provisions of Our Certificate of  Incorporation,  Our
      Bylaws and Delaware Law

      Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us and to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are also intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. These provisions could, however, have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging those proposals because, among other things, negotiation of those proposals could result in an improvement of their terms.

      Preferred Stock. Our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue up to 1,000,000 shares of convertible preferred stock with rights superior to the rights of the holders of our common stock. As a result, preferred stock could be issued quickly and easily, could hurt the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

      Stockholder Meetings. Certain provisions of our bylaws may have the effect of delaying, deferring or preventing a change of control through limitations on the right of stockholders to call, or determine the agenda for, special stockholder meetings, including a requirement for advance notification of stockholder proposals.

      Delaware Antitakeover Law. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless, before that date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and employee stock plans; or, on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66?% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of
Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is generally a person who, together with affiliates and associates of that person, (a) owns 15% or more of the corporation's voting stock or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

      Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038.

      Listing

      Our common stock is quoted on the Nasdaq National Market under the symbol "CMRG."

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

      The following discusses the material U.S. federal income tax consequences to holders, and U.S. estate tax consequences to non-U.S. holders (defined below), relating to the ownership, conversion and disposition of the notes and the ownership and disposition of common stock into which the notes may be converted. This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable existing and proposed U.S. Treasury regulations, and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to differing interpretation. Except as otherwise noted, this summary applies only to holders that hold the notes and our common stock into which the notes may be converted as capital assets within the meaning of Section 1221 of the Code (generally, for investment). It does not address tax consequences applicable to those U.S. holders that may be subject to special tax rules, including financial institutions, regulated investment companies, tax-exempt organizations, expatriates, persons subject to the alternative minimum tax provisions of the Code, pension funds, insurance companies, dealers in securities or foreign currencies, persons that will hold notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction for tax purposes, persons deemed to sell notes or common stock under the constructive sale provisions of the Code, persons who hold notes through a partnership or other pass through entity, or persons whose functional currency is not the U.S. dollar (except as disclosed below under "Non-U.S. Holders"). We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions. Moreover, this discussion does not address the effect of the federal estate and gift tax laws on U.S. holders or the effect of any applicable state, local or foreign tax laws.

      THE FOLLOWING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

      For purposes of this discussion, the term U.S. holder means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

      o     a citizen or resident of the U.S.;

      o a corporation created or organized under the laws of the U.S. or any state;

      o an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

      o a trust if (a) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all of its substantial decisions, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

      A non-U.S. holder means a holder of a note or common stock that is not a U.S. holder for U.S. federal income tax purposes. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is generally attributed to its owners. A beneficial owner of notes that is a partnership for U.S. federal income tax purposes, and the partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and common stock.

U.S. Holders

      The following is a summary of the material U.S. federal income tax consequences resulting from the ownership, conversion and disposition of the notes and ownership and disposition of common stock by U.S. holders.

The Notes

      Interest

      Interest paid on the notes will be includible in the income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with each U.S. holder's method of accounting for U.S. federal income tax purposes.

      In certain circumstances we may be obligated to pay holders additional interest if we do not cause to be declared or keep effective a registration statement, as described under "Description of Notes -- Registration Rights." We intend to take the position that the likelihood that we will be obligated to pay additional interest is remote. Our determination that this contingency is remote is binding on holders unless they disclose a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. Remote contingencies are not taken into account unless and until they occur. If we are required to pay additional interest, U.S. holders would likely recognize additional income in accordance with their method of accounting for U.S. federal income tax purposes.

      Sale

      Except as set forth below under "U.S. Holders -- The Notes -- Conversion" and "U.S. Holders -- The Notes -- Market Discount", upon the sale, exchange, redemption for cash or other taxable disposition of a note, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized on the disposition and the U.S. holder's adjusted tax basis in that note. For these purposes, the amount realized on the disposition of a note does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into income. A U.S. holder's adjusted tax basis in a note generally will be the purchase price of that note on the date of purchase increased by any market discount previously included in income by the holder and reduced by any amortized premium. For a discussion of market discount and premium, see "U.S. Holders--The Notes--Market Discount" and "U.S. Holders--The Notes--Premium." Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the note has been held for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation.

      Market Discount

      A holder of notes may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, and subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note (which is its stated principal amount) exceeds the holder's adjusted tax basis in the note when purchased. Subject to a limited exception, these provisions generally require a U.S. holder who acquires a note at a market discount to include as ordinary income upon the disposition, retirement or gift of that note an amount equal to the lesser of (i) the gain realized upon the disposition or retirement or, in the case of a gift, the appreciation in the notes, and (ii) the accrued market discount on that note at the time of disposition, maturity or gift, unless the U.S. holder elects to include accrued market discount in income over the remaining life of the note.

      The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. holder, under a constant yield method. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. If a U.S. holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income when the holder disposes of the common stock. The rules regarding market discount are complex, and U.S. holders should consult their tax advisors.

      Premium

      A U.S. holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium from the purchase date to the note's maturity date under a constant-yield method. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized premium, which reduces the holder's basis in the note, can only offset interest income on a note and may not be deducted against other income. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The rules regarding premium are complex, and U.S. holders should consult their tax advisors.

      Conversion

      A U.S. holder will not recognize any income, gain or loss upon conversion of a note into our common stock or upon the receipt of our common stock by a U.S. holder in the event that we are required to repurchase notes from such U.S. holder on a specified date and we choose to satisfy our obligation with our common stock except, in each case, with respect to cash received in lieu of a fractional share of common stock or in payment of accrued interest (which will be taxable as such). A U.S. holder's tax basis in the common stock received on conversion of a note will be the same as the U.S. holder's adjusted tax basis in the note at the time of conversion reduced by any basis allocable to a fractional share. The holding period for the common stock received on conversion will generally include the holding period of the note converted.

      Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for a fractional share of common stock and generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. holder's adjusted tax basis allocable to the fractional share).

      Constructive Dividends

      The conversion price of the notes may be adjusted under certain circumstances. Section 305 of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible securities as a dividend distribution taxable as ordinary income to the extent of the issuer's current and accumulated earnings and profits. Under applicable Treasury regulations, an adjustment to the conversion price of the notes may, under certain circumstances, be treated as a constructive dividend under these rules to the extent it increases the proportional interest of a U.S. holder of a note in our fully diluted common stock, whether or not the holder ever converts the note into our common stock and even though the noteholder will not have actually received any cash or other property. For example, in the event that the conversion price is lowered in connection with a distribution of rights to acquire shares of LPI common stock, as described above under "Description of Notes--Conversion," noteholders would likely be treated as receiving a constructive dividend taxable as ordinary income to the extent of our current and accumulated earnings and profits. Generally, a holder's tax basis in a note will be increased by the amount of any constructive dividend. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, would increase the noteholders' proportionate interests in our stock. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide, reasonable adjustment formula, are not treated as constructive dividends. Conversely, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to holders of our common stock.

Common Stock

      Dividends

      Distributions received on our common stock will be treated as a dividend, subject to tax as ordinary income, to the extent of our current and accumulated earnings and profits as of the end of the year of distribution. For taxable years beginning after December 31, 2002 and before January 1, 2009, subject to certain exceptions, dividends received by individual shareholders generally would be taxed at the same preferential rates that apply to long-term capital gains. Any excess will be treated as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock. Subject to applicable rules, U.S. holders that are corporations may be eligible to claim a deduction equal to a portion of any distributions received that are treated as dividends. Special rules may apply to corporate U.S. holders upon the receipt of any "extraordinary dividends" with respect to the common stock.

      Sale

      Upon the sale, exchange or other taxable disposition of our common stock, a U.S. holder will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition and (ii) the U.S. holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the U.S. holder's holding period is more than one year.

Non-U.S. Holders

      The following discussion is a summary of the material U.S. federal income and estate tax consequences resulting from the ownership, conversion and disposition of the notes and ownership and disposition of common stock by non-U.S. holders.

      Interest

      Interest income paid on the notes to a non-U.S. holder should not be subject to U.S. federal income tax or withholding tax (subject to the discussion below regarding backup withholding) if:

      o the interest is not effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

      o the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

      o the non-U.S. holder is not a "controlled foreign corporation" that is related to us through stock ownership; and

      o the non-U.S. holder, under penalty of perjury, certifies to us or our agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a U.S. person and provides its name and address (or otherwise satisfies the applicable identification requirements).

      If a non-U.S. holder satisfies certain requirements, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. Foreign partnerships and certain foreign trusts must provide additional documentation with respect to their partners or beneficiaries.

      A non-U.S. holder that is not exempt from tax on interest under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless (i) the interest is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder or a lower treaty rate applies and (ii) the non-U.S. holder provides us with proper certification as to the non-U.S. holder's exemption from, or as to the reduced rate of, withholding on Form W-8ECI or W-8BEN (or appropriate substitute form), respectively. If the interest is effectively connected with the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, under certain circumstances with respect to corporate holders, to the branch profits tax, which is generally imposed at a 30% rate, subject in each case to income tax treaty exceptions. While not entirely clear, the above discussion should be applicable to additional interest, if any, received by non-U.S. holders.

      Constructive Dividends

      As discussed above, an adjustment to the conversion price of the notes could potentially give rise to a deemed distribution to holders of the notes. See "U.S. Holders--The Notes--Constructive Dividends" above. With respect to non-U.S. holders, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See "Non-U.S. Holders--Dividends" below.

      Conversion

      A non-U.S. holder will not be subject to U.S. federal income tax on the conversion of a note into shares of our common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock on conversion, that cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock. See "Non-U.S. Holders--Sale of Notes and Common Stock."

      Dividends

      If we make distributions on our common stock, those distributions generally will be treated as a dividend to the extent of our current and accumulated earnings and profits as of the end of the year of distribution. Subject to the discussion below of backup withholding, any such distribution treated as dividends to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax, unless (i) the dividend is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder or a lower treaty rate applies and (ii) the non-U.S. holder provides us with proper certification as to the non-U.S. holder's exemption from, or as to the reduced rate of, withholding on Form W-8ECI or W-8BEN (or appropriate substitute form), respectively. If the dividend is effectively connected with the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, under certain circumstances with respect to corporate holders, to the branch profits tax, which is generally imposed at a 30% rate, subject in each case to income tax treaty exceptions.

      Sale of Notes and Common Stock

      A non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, redemption or other disposition of a note or common stock, unless:

      o in the case of an individual non-U.S. holder, that holder is present in the U.S. for 183 days or more in the year of the disposition and certain other requirements are met; or

      o the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

      If the gain is effectively connected to the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, under certain circumstances with respect to corporate holders, to the branch profits tax, which is generally imposed at a 30% rate, subject in each case to income tax treaty exceptions.

      Notwithstanding the above, if we are or become a U.S. real property holding corporation (a "USRPHC"), a non-U.S. holder could be subject to federal income tax with respect to gain realized on the disposition of notes or shares of common stock. Amounts withheld, if any, with respect to such gain pursuant to the rules applicable to dispositions of U.S. real property interests would be creditable against that non-U.S. holder's U.S. federal income tax liability and could entitle that non-U.S. holder to a refund upon furnishing required information to the IRS. In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or will become a USRPHC in the future.

      United States Federal Estate Tax

      A note held by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, at the time of death will not be includible in the decedent's gross estate for U.S. estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business within the U.S. Common stock actually or beneficially held by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, at the time of death (or who previously transferred such stock subject to certain retained rights or powers) will be subject to U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

Backup Withholding and Information Reporting

      The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide the recipient's taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28 percent.

      Non-exempt U.S. holders will be subject to information reporting with respect to payments of interest on notes and dividends on common stock, and under certain circumstances, payments of principal. Non-exempt U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding. U.S. holders should consult their tax advisors.

      Payments of interest on notes and dividends on common stock to non-U.S. holders will be subject to information reporting on Form 1042-S. If the notes are held by a non-U.S. holder through a non-U.S., and non-U.S. related, broker or financial institution, backup withholding generally would not be required. Backup withholding may apply if the notes are held by a non-U.S. holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors.

      Any amounts withheld from a payment under the backup withholding rules will be allowed as a refund or credit against a holder's federal income tax liability, provided that the required information is furnished to the IRS. Some holders (including, among others, U.S. corporations) are generally not subject to information reporting and backup withholding.

                             SELLING SECURITYHOLDERS


      We originally issued the notes to the Initial Purchaser in a private placement in November 2003. Our net proceeds from the sale and issuance of the notes to the Initial Purchaser were approximately $95.8 million, after deducting the discount and estimated expenses of the offering. The notes were immediately resold by the Initial Purchaser to persons reasonably believed by the Initial Purchaser to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus. Our registration of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common stock. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

      The following table sets forth certain information as of February 6, 2004, except where otherwise noted, concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock that may be offered from time to time by each selling securityholder under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each holder at an initial conversion price of $10.65 per share. This conversion price is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes or convert all of the notes and sell all of the common stock issuable upon conversion of the notes offered by this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary.


                                                                                                     Other Shares of
                                                                                                       Common Stock
                                                                                                       Beneficially
                                                                                                       Owned Before
                                                    Aggregate                           Shares of      the Offering
                                                    Principal                          Common Stock   and Assumed to  Percentage of
                                                  Amount of Notes    Percentage of    Issuable Upon      be Owned      Common Stock
                                                   Beneficially    Notes Outstanding  Conversion of   Following the    Outstanding
                                                    Owned and             **            the Notes        Offering         ****
                Name*                                Offered                               ***

KBC Financial Products USA Inc.(1)                  $ 1,850,000           1.9           173,715          None               --
Wachovia Capital Markets LLC(2)                       2,250,000           2.3           211,275          None               --
S.A.C. Capital Associates, LLC(3)                    10,000,000          10.0           939,000          None              2.7
Ellsworth Convertible Growth and Income
Fund, Inc.(4)                                         1,500,000           1.5           140,850          None               --
Bancroft Convertible Fund, Inc.(5)                    1,500,000           1.5           140,850          None               --
Silvercreek Limited Partnership(6)                    3,540,000           3.6           332,406          None               --
Silvercreek II Limited(7)                             1,760,000           1.8           165,264          None               --
Newport Alternative Income Fund(8)                      700,000            --              2730          None               --
Fist-Franklin Convertible
Securities Fund(9)                                    7,000,000           7.0           657,300          None              1.9


-------------------
1     Mr. Luke Edwards, Managing Director of KBC Financial Products USA Inc.,
      exercises investing and voting control over such securities. KBC Financial
      Products USA Inc. is a registered broker-dealer.

2 Wachovia Capital Markets LLC is a publicly held registered investment company and a registered broker-dealer.

3 S.A.C. Capital Advisors, LLC and S.A.C. Capital Associates, LLC share voting and investment power with respect to the securities listed on the table. Mr. Steven A. Cohen controls both entities and exercises voting and investment power on their behalf.

4 Ellsworth Convertible Growth and Income Fund, Inc. is a publicly held registered investment company.

5 Bancroft Convertible Fund, Inc. is a publicly held registered investment company.

6     Silvercreek Management Inc. is the investment advisor for Silvercreek
      Limited Partnership with respect to the securities listed on the table.
      Louise Morwick and Bryn Joynt, respectively President and Vice President of Silvercreek Management Inc., exercise voting and investment power over such securities.

7     Silvercreek Management Inc. is the investment advisor for Silvercreek II
      Limited with respect to the securities listed on the table. Louise Morwick and Bryn Joynt, respectively President and Vice President of Silvercreek
      Management Inc., exercise voting and investment power over such securities.

8     Silvercreek Management Inc. is the investment advisor for Newport
      Alternative Income Fund with respect to the securities listed on the table. Louise Morwick and Bryn Joynt, respectively President and Vice
      President of Silvercreek Management Inc., exercise voting and investment power over such securities.

9 Fist-Franklin Convertible Securities Fund is a publicly held registered investment company.


                                       47



                                                                                                     Other Shares of
                                                                                                       Common Stock
                                                                                                       Beneficially
                                                                                                       Owned Before
                                                    Aggregate                           Shares of      the Offering
                                                    Principal                          Common Stock   and Assumed to  Percentage of
                                                  Amount of Notes    Percentage of    Issuable Upon      be Owned      Common Stock
                                                   Beneficially    Notes Outstanding  Conversion of   Following the    Outstanding
                                                    Owned and             **            the Notes        Offering         ****
                Name*                                Offered                               ***

Piper Jaffray Cos.(10)                                2,000,000           2.0           187,800          None               --
Clinton Multistrategy Master Fund, Ltd.(11)             500,000            --            46,950          None               --
Clinton Riverside Convertible Portfolio
Limited(12)                                             750,000            --            70,425          None               --
Arkansas PERS(13)                                     1,045,000           1.0            98,125          None               --
ICI American Holdings Trust(14)                         180,000            --            16,902          None               --
Astrazeneca Holdings Pension(15)                        250,000            --            23,475          None               --
Delaware PERS(16)                                       800,000            --            75,120          None               --
Syngenta AG(17)                                         135,000            --            12,676          None               --


-----------------
10    Piper Jaffray Cos. is a publicly held registered investment company and a registered broker-dealer.

11    Clinton Group, Inc. is the investment advisor for Clinton Multistrategy
      Master Fund, Ltd. with respect to the securities listed on the table. Mike
      Vacca, Senior Portfolio Manager at Clinton Group, Inc., exercises voting and investment power over such securities.

12    Clinton Group, Inc. is the investment advisor for Clinton Riverside
      Convertible Portfolio Limited with respect to the securities listed on the table. Mike Vacca, Senior Portfolio Manager at Clinton Group, Inc., exercises voting and investment power over such securities.

13    Froley Revy Investment Company Inc. is the investment advisor for Arkansas
      PERS with respect to the securities listed on the table. Ann Houlihan exercises voting and investment power over such securities on behalf of Froley Revy Investment Company Inc.

14    Froley Revy Investment Company Inc. is the investment advisor for ICI
      American Holdings Trust with respect to the securities listed on the table. Ann Houlihan exercises voting and investment power over such securities on behalf of Froley Revy Investment Company Inc.

15    Froley Revy Investment Company Inc. is the investment advisor for
      Astrazeneca Holdings Pension with respect to the securities listed on the table. Ann Houlihan exercises voting and investment power over such securities on behalf of Froley Revy Investment Company Inc.

16    Froley Revy Investment Company Inc. is the investment advisor for Delaware
      PERS with respect to the securities listed on the table. Ann Houlihan exercises voting and investment power over such securities on behalf of Froley Revy Investment Company Inc.

17    Froley Revy Investment Company Inc. is the investment advisor for Syngenta
      AG with respect to the securities listed on the table. Ann Houlihan exercises voting and investment power over such securities on behalf of Froley Revy Investment Company Inc.

                                       48



                                                                                                     Other Shares of
                                                                                                       Common Stock
                                                                                                       Beneficially
                                                                                                       Owned Before
                                                    Aggregate                           Shares of      the Offering
                                                    Principal                          Common Stock   and Assumed to  Percentage of
                                                  Amount of Notes    Percentage of    Issuable Upon      be Owned      Common Stock
                                                   Beneficially    Notes Outstanding  Conversion of   Following the    Outstanding
                                                    Owned and             **            the Notes        Offering         ****
                Name*                                Offered                               ***

State of Oregon/Equity(18)                            2,480,000           2.5           232,872          None               --
Froley Revy Investment
Convertible Security Fund(19)                            60,000            --             5,634          None               --
BNP Paribas Equity Strategies, SNC(20)                1,657,000           1.7           155,592          4,137              --
CooperNeff Convertible Strategies
(Cayman) Master Fund, L.P.(21)                        1,640,000           1.6           153,996          None               --
Singlehedge U.S. Convertible Arbitrage
Fund(22)                                                462,000            --            43,381          None               --
Lyxor/Convertible Arbitrage Fund Limited(23)            167,000            --            15,681          None               --


--------------------

18    Froley Revy Investment Company Inc. is the investment advisor for State of
      Oregon/Equity with respect to the securities listed on the table. Ann
      Houlihan exercises voting and investment power over such securities on behalf of Froley Revy Investment Company Inc.

19    Froley Revy Investment Company Inc. is the investment advisor for Froley
      Revy Investment Convertible Security Fund with respect to the securities listed on the table. Ann Houlihan exercises voting and investment power over such securities on behalf of Froley Revy Investment Company Inc.

20    CooperNeff Advisors Inc. is the investment advisor for BNP Paribas Equity
      Strategies, SNC with respect to the securities listed on the table.
      CooperNeff Advisors Inc. is a wholly subsidiary of CooperNeffGroup, Inc., which is in turn wholly owned on a consolidated basis by BNP Paribas, SA, a foreign public company. BNP Paribas Equity Strategies, SNC is an affiliate of BNP Paribas Brokerage Services, Inc., a registered broker-dealer.

21    CooperNeff (Cayman) Ltd. is the general partner of CooperNeff Convertible
      Strategies (Cayman) Master Fund, L.P. CooperNeff Advisors Inc. is the investment advisor to CooperNeff (Cayman) Ltd. with respect to the securities listed on the table. CooperNeff Advisors Inc. is a controlled subsidiary of CooperNeff Group, Inc., which is in turn wholly owned on a consolidated basis by BNP Paribas, SA, a foreign public company.

22    CooperNeff Advisors Inc., investment advisor to Singlehedge U.S.
      Convertible Arbitrage Fund with respect to the securities listed on the table, is a controlled subsidiary of CooperNeff Group, Inc., which is in turn wholly owned on a consolidated basis by BNP Paribas, SA, a foreign public company.

23    SG Hambros Fund Managers (Jersey) Limited, investment advisor to
      Lyxor/Convertible Arbitrage Fund Limited with respect to the securities listed on the table, is indirectly wholly owned by SOCIETE GENERALE, a foreign public company.

                                       49



                                                                                                     Other Shares of
                                                                                                       Common Stock
                                                                                                       Beneficially
                                                                                                       Owned Before
                                                    Aggregate                           Shares of      the Offering
                                                    Principal                          Common Stock   and Assumed to  Percentage of
                                                  Amount of Notes    Percentage of    Issuable Upon      be Owned      Common Stock
                                                   Beneficially    Notes Outstanding  Conversion of   Following the    Outstanding
                                                    Owned and             **            the Notes        Offering         ****
                Name*                                Offered                               ***

Grace Convertible Arbitrage Fund, LTD.(24)            4,750,000           4.8           446,025          None              1.3
Grace Brothers, LTD.(25)                              1,000,000           1.0            93,900          None               --
Sturgeon Limited(26)                                    224,000            --           224,000          None               --
Akanthos Arbitrage Master Fund, LP(27)                5,000,000           5.0           469,500          None              1.3
TQA Master Fund, LTD.(28)                               636,000            --            59,720          None               --
TQA Master Plus Fund, LTD.(29)                          951,000            --            89,298          None               --
Zurich Institutional Benchmarks Master
Fund, LTD.(30)                                          150,000            --            14,085          None               --


---------------

24    The general partner of Grace Convertible Arbitrage Fund, LTD. is Grace
      Brothers Management, LLC. Bradford Whitmore and Michael Braicov exercise investment and voting control on behalf of Grace Brothers Management, LLC.
      Grace Convertible Arbitrage Fund, LTD. is affiliated with Grace Brothers,
      LTD., a registered broker-dealer.

25    Bradford Whitmore and Michael Braicov, general partners of Grace Brothers
      LTD, exercise investment and voting control. Grace Brothers, LTD. is a registered broker-dealer.

26 CooperNeff Advisors Inc. is the investment advisor to Sturgeon Limited with respect to the securities listed on the table. CooperNeff Advisors
      Inc. is a controlled subsidiary of CooperNeff Group, Inc., which is in turn wholly owned on a consolidated basis by BNP Paribas, SA, a foreign public company.

27    Akanthos Capital Management, LLC is the general partner of Akanthos
      Arbitrage Master Fund, LP. Michael Kao, Managing Member of Akanthos
      Capital Management, LLC, exercises investment and voting control on behalf of such entity.

28    TQA Investors, L.L.C. is the investment advisor to TQA Master Fund, LTD.
      with respect to the securities listed on the table. Robert Butman, Managing Member of TQA Investors, L.L.C., exercises voting and investment power over such securities.

29    TQA Investors, L.L.C. is the investment advisor to TQA Master Plus Fund,
      LTD. with respect to the securities listed on the table. Robert Butman, Managing Member of TQA Investors, L.L.C., exercises voting and investment power over such securities.

30    TQA Investors, L.L.C. is the investment advisor to Zurich Institutional
      Benchmarks Master Fund, LTD. with respect to the securities listed on the table. Robert Butman, Managing Member of TQA Investors, L.L.C., exercises voting and investment power over such securities.


                                       50



                                                                                                     Other Shares of
                                                                                                       Common Stock
                                                                                                       Beneficially
                                                                                                       Owned Before
                                                    Aggregate                           Shares of      the Offering
                                                    Principal                          Common Stock   and Assumed to  Percentage of
                                                  Amount of Notes    Percentage of    Issuable Upon      be Owned      Common Stock
                                                   Beneficially    Notes Outstanding  Conversion of   Following the    Outstanding
                                                    Owned and             **            the Notes        Offering         ****
                Name*                                Offered                               ***

Lexington Vantage Fund(31)                               16,000            --             1,502          None               --
Sphinx Fund(32)                                          40,000            --              3756          None               --
Xavex-Convertible Arbitrage 7 Fund(33)                  144,000            --            13,521          None               --
Highbridge International LLC(34)                      2,000,000           2.0           187,800          None               --
LDG Limited(35)                                          63,000            --             5,915          None               --
Argent Classic Convertible
Arbitrage Fund (Bermuda) Ltd.(36)                     2,600,000           2.6           244,140          None               --


----------------------
31    TQA Investors, L.L.C. is the investment advisor to Lexington Vantage Fund with respect to the securities listed on the table. Robert Butman,
      Managing Member of TQA Investors, L.L.C., exercises voting and investment power over such securities.

32 TQA Investors, L.L.C. is the investment advisor to Sphinx Fund with respect to the securities listed on the table. Robert Butman, Managing
      Member of TQA Investors, L.L.C., exercises voting and investment power over such securities.

33    TQA Investors, L.L.C. is the investment advisor to Xavex-Convertible
      Arbitrage 7 Fund with respect to the securities listed on the table.
      Robert Butman, Managing Member of TQA Investors, L.L.C., exercises voting and investment power over such securities.

34    Highbridge Capital Management LLC is the Managing Member of Highbridge
      International LLC. Glenn Dubin & Henry Swieca are the Managing Members of
      Highbridge Capital Management LLC and exercise investment and voting control on behalf of such entity. Highbridge International LLC is a subsidiary of Highbridge Capital Management LLC, a registered broker-dealer.

35 TQA Investors, L.L.C. is the investment advisor to LDG Limited with respect to the securities listed on the table. Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero, Managing Members of
      TQA Investors, L.L.C., exercise voting and investment power over such securities.

36    Henry Cox and Allan Marshall are the controlling shareholders of Argent
      Classic Convertible Arbitrage Fund (Bermuda) Ltd. Argent International
      Management Company, LLC is the investment advisor to Argent Classic
      Convertible Arbitrage Fund (Bermuda) Ltd. with respect to the securities listed on the table. Nathanial Brown and Robert Richardson exercise voting and investment power over such securities on behalf of Argent
      International Management Company, LLC.


                                       51


                                                                                                     Other Shares of
                                                                                                       Common Stock
                                                                                                       Beneficially
                                                                                                       Owned Before
                                                    Aggregate                           Shares of      the Offering
                                                    Principal                          Common Stock   and Assumed to  Percentage of
                                                  Amount of Notes    Percentage of    Issuable Upon      be Owned      Common Stock
                                                   Beneficially    Notes Outstanding  Conversion of   Following the    Outstanding
                                                    Owned and             **            the Notes        Offering         ****
                Name*                                Offered                               ***

Argent Classic Convertible Arbitrage Fund
L.P.(37)                                                600,000            --            56,340          None               --
Argent Classic Convertible Arbitrage Fund
II, L.P.(38)                                            100,000            --             9,390          None               --
Xavex Convertible Arbitrage 10 Fund(39)                 200,000            --            18,780          None               --
Any other holder of Notes or future
transferee, pledgee, donee or
successor of any holder*****                         39,300,000          39.3        3,690,270         --        10.5

---------------

*     Other selling securityholders may be identified at a later date.

      Certain selling securityholders are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an "underwriter" within the meaning of the Securities Act of 1933.

** Unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding Notes.

*** Assumes conversion of all of the holder's notes at our initial conversion rate of approximately 93.90 shares of common stock per 1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under "Description of Notes--Conversion." As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under "Description of Notes--Conversion."

**** Based on the 35,073,756 outstanding shares of CMRG as of February 3, 2004, none of these selling securityholders would beneficially own 1% or more of the outstanding shares following the sale of securities in the offering.

***** Assumes that any other holders of Notes, or any future transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the Notes at the initial conversion rate.

-------------------
37 Bruce McMahan, Saul Schwartzman and John Gordon are the general partners of Argent Classic Convertible Arbitrage Fund L. P. Argent Management Company, LLC is the investment advisor to Argent Classic Convertible Arbitrage Fund L. P. with respect to the securities listed on the table. Nathanial Brown and Robert Richardson exercise voting and investment power over such securities on behalf of Argent Management Company, LLC.

38 Bruce McMahan, Saul Schwartzman and John Gordon are the general partners of Argent Classic Convertible Arbitrage Fund II L. P. Argent Management Company, LLC is the investment advisor to Argent Classic Convertible Arbitrage Fund II L. P. with respect to the securities listed on the table. Nathanial Brown and Robert Richardson exercise voting and investment power over such securities on behalf of Argent Management Company, LLC.

39 Bruce McMahan, Saul Schwartzman and John Gordon are the controlling shareholders of Xavex Convertible Arbitrage 10 Fund. Argent International Management Company, LLC is the investment advisor to Xavex Convertible Arbitrage 10 Fund with respect to the securities listed on the table. Nathanial Brown and Robert Richardson exercise voting and investment power over such securities on behalf of Argent International Management Company, LLC.

                              PLAN OF DISTRIBUTION

      The selling securityholders and their successors, which includes their pledgees, donees, partnership distributees and other transferees receiving the notes or common stock from the selling securityholders in non-sale transfers, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

      The notes and the underlying common stock may be sold in one or more transactions at:

      o     fixed prices that may be changed;

      o     prevailing market prices at the time of sale;

      o     prices related to the prevailing market prices;

      o     varying prices determined at the time of sale; or

      o     negotiated prices.

      These sales may be effected in transactions, which may involve cross or block transactions, in the following manner:

      o on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

      o     in the over-the-counter-market;

      o in transactions otherwise than on these exchanges or services or in the over-the-counter market (privately negotiated transactions);

      o through the writing and exercise of options, whether these options are listed on an options exchange or otherwise; or

      o     through any combination of the foregoing.

      Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common stock and deliver these securities to close out short positions. In addition, the selling securityholders may sell the notes and the underlying common stock short and deliver the notes and underlying common stock to close out short positions or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell such securities.

      Selling securityholders may sell or transfer their notes and shares of common stock issuable upon conversion of the notes other than by means of this prospectus. In particular, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold thereunder, rather than pursuant to this prospectus.

      The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes and common stock into which the notes are convertible may sell in some jurisdictions through registered or licensed broker dealers. In addition, under certain circumstances in some jurisdictions, the holders of notes and the common stock into which the notes are convertible may be required to register or qualify the securities for sale or comply with an available exemption from the registration and qualification requirements.

      Our common stock is quoted on the Nasdaq National Market. Since their initial issuance, the notes have been eligible for The PORTALsm Market of the National Association of Securities Dealers, Inc. However, notes sold by means of this prospectus are not expected to remain eligible for The PORTALsm Market. We do not intend to list the notes for quotation on any other automated interdealer quotation system on or any securities exchange. Accordingly, we cannot guarantee that any trading market will develop for the notes.

      The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any discounts, commissions, concessions or profit they earn on any resale of the notes or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. In addition, selling securityholders who are deemed to be "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liabilities under Sections 11, 12 and 17 of the Securities Act.

      The selling securityholders and any other persons participating in the distribution of the notes and the underlying common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of the notes and underlying common stock by the selling securityholders and any such other person. In addition, Regulation M may restrict the ability of any person participating in the distribution to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and the underlying common stock.

      If required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We entered into a registration rights agreement for the benefit of the holders of the notes to register the notes and common stock into which the notes are convertible under applicable federal securities laws under specific circumstances and specific times. Under the registration rights agreement, the selling securityholders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the notes and the common stock, except that the selling securityholders will pay all brokers' commissions and, in connection with an underwritten offering, if any, underwriting discounts and commissions. See "Description of Notes--Registration Rights" above.

                                  LEGAL MATTERS

      The validity of the notes and common stock underlying the notes is being passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements of Casual Male Retail Group, Inc. appearing in CMRG's Annual Report on Form 10-K for the year ended February 1, 2003 (Fiscal 2003), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC's web site at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. Access to this information as well as other information on the Company is also available on the Company's website at http://www.cmrginc.com and clicking on "Investor Relations."

      This prospectus "incorporates by reference" information that we have filed with or furnished to the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the following documents that we have previously filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all of the securities covered by this prospectus are sold by the selling securityholders:

      o Our Annual Report on Form 10-K for the fiscal year ended February 1, 2003;

      o Our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 3, 2003, August 2, 2003 and November 1, 2003;

      o Our Current Reports on Form 8-K filed on August 21, 2003, November 10, 2003, November 12, 2003, November 13, 2003, November 13, 2003
            and November 20, 2003; and

      o All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Casual Male Retail Group, Inc.
      555 Turnpike Street
      Canton, Massachusetts 02021,
      Attn: Arlene Feldman
      (781) 828-9300

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution

      The Registrant is paying all of the expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable by the Registrant in connection with this Registration Statement and the distribution of the shares of the securities being registered hereby. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities.

      SEC registration fee                  $12,670.00
      Legal fees and expenses               $30,000.00
      Accounting fees and expenses          $15,000.00
      Printing and engraving expenses        $5,000.00
      Miscellaneous                         $10,000.00
                                        ---------------
      Total                                 $72,670.00


Item 15. Indemnification of Directors and Officers

      The Registrant's Restated Certificate of Incorporation, as amended (the "Certificate "), provides that no director of the Registrant shall be personally liable to the Registrant or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that directors remain liable for (i) any breach of the directors' duty of loyalty to a company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the directors derived an improper personal benefit. The effect of this provision of the Certificate is that directors cannot be held liable for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in the preceding sentence. The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws. The Certificate and the Registrant's By-Laws further provide for indemnification of the Registrant's directors and officers to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

Item 16. Exhibits

 Exhibit No.                    Description
 -----------                    -----------

     4.1 Indenture, dated as of November 18, 2003, by and between Casual Male Retail Group, Inc. and U.S. Bank National Association. (Included as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q filed with the SEC on December 9, 2003 for the quarterly period ended November 1, 2003, and incorporated herein by reference.)

     4.2 Registration Rights Agreement, dated as of November 18, 2003 by and among Casual Male Retail Group, Inc. and Thomas Weisel Partners LLC. (Included as Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q filed with the SEC on December 9, 2003 for the quarterly period ended November 1, 2003, and incorporated herein by reference.)

     5.1       Opinion of Kramer Levin Naftalis & Frankel LLP*

     12.1      Statement regarding Computation of Ratio of Earnings to Fixed
               Charges

     23.1      Consent of Ernst & Young LLP

     23.2      Consent of Kramer Levin Naftalis & Frankel LLP*

     25.1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the Indenture under the Trust Indenture Act of 1939

     99.1 Notice of Registration Statement and Selling Securityholder Questionnaire


* To be filed by amendment.


Item 17. Undertakings

      (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum aggregate offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, Commonwealth of Massachusetts, as of the 6th day of February, 2004.

                                CASUAL MALE RETAIL GROUP, INC.

                                By: /s/ Dennis R. Hernreich
                                   --------------------------------------------
                                      Name:  Dennis R. Hernreich
                                      Title: Executive Vice President, Chief
                                             Operating Officer, Chief Financial
                                             Officer and Treasurer (Principal
                                             Financial Officer)


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of February 6, 2004 in the capacities indicated below.

Signatures

/s/ David A. Levin                   Director, President and Chief Executive
-------------------------------      Officer (Principal Executive Officer)
David A. Levin

/s/ Dennis R. Hernreich              Executive Vice President, Chief
----------------------------         Operating Officer, Chief Financial Officer
Dennis R. Hernreich                  and Treasurer (Principal Financial Officer)

/s/ Seymour Holtzman                 Chairman of the Board of Directors
---------------------------
Seymour Holtzman

/s/ Stephen M. Duff                  Director
---------------------------
Stephen M. Duff

/s/ George T. Porter, Jr.            Director
---------------------------
George T. Porter, Jr.

/s/  Joseph Pennacchio               Director
---------------------------
Joseph Pennacchio

/s/ Alan S. Bernikow                 Director
---------------------------
Alan S. Bernikow

/s/ Jesse H. Choper                  Director
---------------------------
Jesse H. Choper

/s/ Frank J. Husic                   Director
---------------------------
Frank J. Husic

                                  EXHIBIT INDEX

   Exhibit                  Description
   -------                  -----------

       4.1 Indenture, dated as of November 18, 2003, by and between Casual Male Retail Group, Inc. and U.S. Bank National Association. (Included as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q filed with the SEC on December 9, 2003 for the quarterly period ended November 1, 2003, and incorporated herein by reference.)

       4.2 Registration Rights Agreement, dated as of November 18, 2003 by and among Casual Male Retail Group, Inc. and Thomas Weisel Partners LLC. (Included as Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q filed with the SEC on December 9, 2003 for the quarterly period ended November 1, 2003, and incorporated herein by reference.)

       5.1        Opinion of Kramer Levin Naftalis & Frankel LLP*

      12.1        Statement regarding Computation of Ratio of Earnings to Fixed
                  Charges

      23.1        Consent of Ernst & Young LLP

      23.2        Consent of Kramer Levin Naftalis & Frankel LLP*

      25.1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the Indenture under the Trust Indenture Act of 1939

      99.1 Notice of Registration Statement and Selling Securityholder Questionnaire

* To be filed by amendment.